Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cvent, Inc.

We consent to the use of our report dated April 29, 2013 (except as to the third paragraph in Note 14 to the consolidated financial statements, which is as of August 5, 2013), with respect to the consolidated balance sheets of Cvent, Inc. and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

August 29, 2013